LEEWARD INVESTMENT TRUST

Ultra Short Prime Fund

Supplement to Offering Document and Statement of Additional Information
November 13, 2018
This supplement to the Offering Document and Statement of Additional Information dated November 1, 2018 for the Ultra Short Prime Fund (the "Fund"), a series of the Leeward Investment Trust, updates the Offering Document and Statement of Additional Information to include additional information as described below.  For further information, please contact the Fund toll-free at 1-800-773-3863.  You may obtain additional copies of the Offering Document and Statement of Additional Information, free of charge, by writing to the Fund at Post Office Box 4365, Rocky Mount, North Carolina 27803 or calling the Fund toll-free at the number above.
This supplement is to notify shareholders, prospective investors, and other interested parties that the Ultra Short Prime Fund will discontinue operations on November 13, 2018.  On November 8, 2018, the Fund's Board of Trustees, in consultation with the Fund's investment advisor, Western Asset Management, LLC, determined that the dissolution and liquidation of the Fund is in the best interests of the Fund and its shareholders.  In accordance with the decision, the Board of Trustees has directed that (i) all of the Fund's portfolio securities be liquidated in an orderly manner and (ii) all outstanding shareholder accounts on November 13, 2018 be closed and the proceeds sent to the shareholder's address of record or to such other address as directed by the shareholder.  As of the date of this supplement, the Fund is ceasing the sale of new shares and will no longer accept purchase orders.
Shareholders may direct any questions about their account to the Fund at 1-800-773-3863.

This Supplement, the Offering Document, and the Statement of Additional Information provide relevant information for all shareholders and should be retained for future reference.  These documents have been filed with the Securities and Exchange Commission, and Parts A, B and C of the Fund's registration statement on Form N-1A, dated November 1, 2018, are incorporated herein by reference except where superseded hereby.